2seventy bio Announces Strategic Restructuring to Prioritize Growth of Abecma, Streamline Pipeline Advancement and Preserve Financial Runway

Approximately 40% workforce reduction combined with related actions expected to achieve $130+ million savings in the 2024-2025 period; projected cash runway into at least 2026 to support focus on long-term mission

Company to internally advance fewer pipeline programs while expanding collaboration with JW Therapeutics to include new solid tumor and autoimmune programs; Company to gate at-risk investment in bbT369 (NHL) and SC-DARIC33 (AML) programs pending further clinical data readouts

CEO Nick Leschly announces plans to step down as CEO and transition to Chairman of Board of Directors; CEO search process has been initiated; CFO Chip Baird promoted to Chief Operating Officer

Conference call today at 8:00 AM ET

CAMBRIDGE, Mass.— (BUSINESS WIRE)—September 12, 2023—2seventy bio, Inc. (Nasdaq: TSVT), today announced a restructuring of its business operations and research and development model to significantly reduce costs while supporting the execution of a prioritized plan for the long-term growth of the company.

“2seventy’s mission remains the same: to unleash the power of the T-cell and develop un-incremental treatments for people living with cancer,” said Nick Leschly, chief kairos officer. “However, the macro environment for oncology cell therapy companies and the near-term headwinds we have seen in our own business have led us to examine how we pursue our mission. Today we are taking hard but necessary steps to streamline our team and optimize our R&D approach and cost structure. In this process, we have focused on how to move efficiently and more cost effectively to develop innovative therapies for patients and create value for shareholders. Unfortunately, we will be saying goodbye to many highly talented and committed members of our team. I want to thank each of them for their amazing dedication to 2seventy and our mission to help those in need, doing everything we can to deliver more TIME.”

“The difficult but necessary changes we are making to our workforce, our programs and our cost structure reflect our commitment to advancing our pipeline and achieving value creating milestones with existing cash,” said Chip Baird, chief operating officer. “Our U.S. Abecma collaboration provides a source of revenue to offset investment in our pipeline programs, and while we continue to be optimistic about Abecma’s future, particularly given the potential third-line label expansion at the end of the year, we are planning conservatively. We expect today’s changes will preserve runway into at least 2026, and we will continue to focus on careful expense management and thoughtful capital allocation while staying true to our mission of driving programs forward for patients in need. I echo Nick’s gratitude to the members of our team who will be departing 2seventy and look forward to continuing to uphold 2seventy’s unwavering focus on patients as we move into a new chapter.”

Business Updates, Restructure Actions and Financial Impacts
•Elimination of 176 roles, representing approximately 40% of our workforce
•Expected annualized cost savings of at least $65 million, or approximately $130 million in the 2024-2025 period; additional savings possible as we continue rigorous efforts to right-size facilities and related external spend by 2025 to better reflect our current needs.
•One-time restructuring costs of approximately $9 million, primarily incurred in the third quarter of 2023.
•Implemented a capital-efficient translational development paradigm blending internal manufacturing (270-MPH), our expanded JW Therapeutics collaboration as well as select academic centers to efficiently explore our innovative cell therapies in the clinic

•Current balance of cash, cash equivalents, and marketable securities expected to support operations into 2026
Abecma and Pipeline Portfolio Updates
•Abecma “Return to Growth:”
oRevenue and impact to 2seventy: Based on an anticipated decline in Abecma sales in the third quarter, we believe full-year 2023 U.S. revenue for Abecma could be lower than the $470-$570 million range previously projected. 2seventy continues to expect Abecma to remain profitable this year and contribute significantly toward our cash runway into at least 2026 and remains confident in Abecma’s long-term commercial potential.
oUpcoming Milestones: The December 16, 2023 PDUFA date for potential label expansion based on the KarMMa-3 data in adult patients with triple-class exposed relapsed or refractory multiple myeloma and the planned initiation of the KarMMa-9 study in patients with newly diagnosed multiple myeloma with sub-optimal response post-ASCT later this year provide both short- and medium-term grounds for continued optimism in the commercial potential of Abecma.
•Updates on bbT369 and SC-DARIC-33 Programs
oPhase I CRC-403 study of bbT369 in patients with relapsed and/or refractory B cell non-Hodgkin lymphoma (B-NHL) (wholly-owned)
Clinical Data Update: Today, 2seventy is disclosing that the safety profile, CAR expansion kinetics, including the potential role of the CBL-B gene edit, and the clinical efficacy data, including complete responses in some patients observed to date is supportive of the Company’s decision to continue the Phase I study.
Future Development: While interest and enrollment at clinical study sites has been strong and initial data are encouraging, the Phase I dose escalation study of bbT369 has progressed slower than anticipated, due in part to the FDA mandated safety stagger and the often-aggressive nature of relapsed and/or refractory B-NHL, which can result in patients becoming ineligible for treatment. Despite these challenges, the study is actively enrolling at the third dose level. Given the anticipated pace of accrual and treatment, the Company expects to present the first data from the bbT369 study at a medical meeting in 2024.
Consistent with the rest of the pipeline, the Company has markedly streamlined the cost structure for this program, gating further investment beyond Phase I on the achievement of transformational efficacy.
oPLAT-08 clinical study of SC-DARIC-33 in acute myeloid leukemia (AML) and next generation AML program (wholly-owned)
The Company is working with the FDA to enable restart of the Phase 1 study, which is currently on clinical hold. 2seventy plans to limit financial commitment to the current Phase I trial.
The Company will provide the next update on the PLAT-08 study upon completion of the Phase I dose escalation.
•Partnered pipeline continues to develop and expand – two new programs approaching the clinic at year end
oMUC-16 program in ovarian cancer (Regeneron partnership)
IND submission is on track and anticipated by the end of 2023
oMAGE-A4 T cell receptor (TCR) program in solid tumors (led by JW Therapeutics)

Led by JW Therapeutics, initiation of an investigator-initiated study in China is ahead of schedule and anticipated by end of 2023.
oJW Therapeutics Partnership Expansion
As announced in a separate press release today, 2seventy bio and JW Therapeutics are planning to expand their collaboration to include an additional solid tumor program and the first-in-human assessment of 2seventy’s proprietary autoimmune-directed CAR T cell product.
Leadership Transitions
Nick Leschly has informed the Company’s Board of Directors that he intends to step down as CEO upon the Board’s identification of his successor. The Company expects that Mr. Leschly will be appointed Chairman of the Board upon this transition. The Board has retained an executive recruitment firm to assist with the search for Mr. Leschly’s successor as CEO.

“After nearly 14 years as CEO of bluebird and 2seventy I feel beyond grateful and humbled to have had the opportunity to help bring four cell therapies to patients and do our part to advance the field," said Nick Leschly, chief kairos officer. "I very much look forward to continuing to work closely with the board and leadership team to advance 2seventy’s mission for patients."

Additionally, Chip Baird, formerly Chief Financial Officer, is now Chief Operating Officer expanding his responsibilities to include finance, corporate development, investor relations and corporate communications as well as portfolio and program/alliance management.

Conference Call Information
2seventy bio will host a conference call and live webcast today, September 12, at 8:00 a.m. ET to discuss today’s announcement. To join the live conference call, please register at: https://register.vevent.com/register/BIc10c340a7f244db5a5fc17394a8f3552. Upon registering, each participant will be provided with call details and access codes. The live webcast may be accessed by visiting the event link at: https://edge.media-server.com/mmc/p/rd7agmkn. A replay of the webcast may be accessed from the “News and Events” page in the Investors and Media section of the Company’s website at https://ir.2seventybio.com/ and will be available for 30 days following the event.

About 2seventy bio
Our name, 2seventy bio, reflects why we do what we do - TIME. Cancer rips time away, and our goal is to work at the maximum speed of translating human thought into action – 270 miles per hour – to give the people we serve more time. We are building the leading immuno-oncology cell therapy company, focused on discovering and developing new therapies that truly disrupt the cancer treatment landscape.

With a deep understanding of the human body’s immune response to tumor cells and how to translate cell therapies into practice, we’re applying this knowledge to deliver next generation cellular therapies that focus on a broad range of hematologic malignancies, including the first FDA-approved CAR T cell therapy for multiple myeloma, as well as solid tumors. Our research and development is focused on delivering therapies that are designed with the goal to “think” smarter and faster than the disease. Importantly, we remain focused on accomplishing these goals by staying genuine and authentic to our “why” and keeping our people and culture top of mind every day.

For more information, visit www.2seventybio.com.

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2seventy bio is a trademark of 2seventy bio, Inc.

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of applicable laws and regulations. These statements include, but are not limited to: statements about our plans, strategies, timelines and expectations with respect to the development, manufacture or sale of our product candidates, including the results and expected timing of ongoing and planned clinical trials for our product candidates and for ABECMA (ide-cel) timelines and expectations with respect to regulatory approval and related filings for our product candidates; statements regarding expected ABECMA U.S. revenue; statements regarding expected benefits from our strategic collaborations; statements regarding our projected timing for disclosing data from our ongoing clinical trials; statements about the efficacy and perceived therapeutic benefits of our product candidates and the potential indications; statements about the strategic plans for 2seventy bio and potential corporate development opportunities including collaboration arrangements; the implementation, timing and results of our strategic restructuring efforts; the estimated charges and costs expected to be incurred in connection with such restructuring efforts and the projected cost savings resulting from such restructuring efforts; the anticipated resignation of our CEO and the Company’s expectation regarding his appointment as Chairman; statements regarding the Company’s financial condition, expenses, results of operations, expectations regarding use of capital, cash runway and other future financial results; and statements about our ability to execute our strategic priorities. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, our limited independent operating history and the risk that our accounting and other management systems may not be prepared to meet the financial reporting and other requirements of operating as an independent public company; the risk that dedicated financial and/or strategic funding sources may not be available on favorable terms or at all; the risk that the separation may adversely impact our ability to attract or retain key personnel; the risk that our BLAs and INDs will not be accepted for filing by the FDA on the timeline that we expect, or at all; the risk that our plans with respect to the preclinical and clinical development and regulatory approval of our product candidates may not be successfully achieved on the planned timeline, or at all; the risk that ABECMA will not be as commercially successful as we may anticipate; and the risk that we are unable to manage our operating expenses or cash use for operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022, as supplemented and/or modified by our most recent Quarterly Report on Form 10-Q and any other filings that we have made or will make with the Securities and Exchange Commission in the future. All information in this press release is as of the date of the release, and 2seventy bio undertakes no duty to update this information unless required by law.

Contacts

Investors:
Elizabeth Pingpank Hickin, 860-463-0469
Elizabeth.pingpank@2seventybio.com

Media:
Jenn Snyder, 617-448-0281
Jenn.snyder@2seventybio.com

Morgan Adams Shields, 774-313-9852
morgan.adams@2seventybio.com